Exhibit 21.1


                    KING POWER INTERNATIONAL GROUP CO., LTD.
                          SIGNIFICANT SUBSIDIARIES AND
                         JURISDICTIONS OF INCORPORATION



Name                       Jurisdiction of Incorporation        Percentage Owned



King Power Tax Free
Company Limited                Thailand                               99.94%



King Power Duty Free
Company Limited                Thailand                               94.95%



King Power International
Co., Ltd.                      Thailand                               99.93%

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To The Board of Directors and Shareholders of
King Power International Group Co., Ltd.

We have audited the accompanying consolidated balance sheets of King Power International Group Co., Ltd. (the "Company") as of December 31, 1996 and 1997 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, financial position of King Power International Group Co., Ltd. as of December 31, 1996 and 1997 and the results of its operations, the changes in its shareholders' equity and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America applied on a consistent basis.




/s/  BDO Binder (Thailand) Ltd.
-------------------------------
BDO Binder (Thailand) Ltd.
BANGKOK

February 27, 1998

                      KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                December 31,
                                                          ----------------------
                                                  Note      1996        1997
                                                            US$         US$
               ASSETS
Current Assets
      Cash and cash equivalents                           1,139,203   1,316,880
      Trade accounts receivable                              73,335     429,104
      Trade accounts receivable - related companies  7         --       602,115
      Management fee receivable - related company    7         --     2,174,893
      Refundable value added tax                     4      922,619     963,528
      Advance for duty free goods                           333,711        --
      Advance for office and shop improvement               512,888        --
      Advance to related companies                   7       74,161   2,315,946
      Advance to directors                           5    1,876,164   1,322,782
      Merchandise inventories -  net                 6    6,752,715  13,140,356
      Deferred income tax assets                     8         --       874,465
      Interest receivable - related companies        7         --       101,811
      Interest receivable                                      --       594,814
      Other current assets                                  371,782     460,765
                                                         ----------  ----------
               Total current assets                      12,056,578  24,297,459


Investments in other companies                       9      249,875     115,773
Investment in marketable securities (trading)        3       39,032      21,165
Property, plant and equipment - net                 10    1,750,935   3,402,452
Restricted fixed deposits                           11    9,547,452   6,465,680
Deposit with related company                     7, 12         --       634,961
Other long-term assets                                       98,240     140,709


      TOTAL ASSETS                                       23,742,112  35,078,199
                                                         ==========  ==========



    The accompanying notes are an integral part of the financial statements.

            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Continued)

                                                                December 31,
                                                            --------------------
                                                  Note      1996        1997
                                                            US$         US$
          LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
      Bank overdraft                               13     937,804       958,635
      Bank loan                                    14   3,903,201     4,836,552
      Notes payable                                15   1,749,763       423,307
      Current portion of installment purchase
         payable                                   16      63,488        22,930
      Current portion of long-term loan            17       --            5,719
      Trade accounts payable - related companies    7   1,410,695       590,858
      Trade accounts payable                            9,640,775    10,913,560
      Advance from related companies                7     685,012          --
      Leasehold improvements payable                      457,552          --
      Accrued concession fee                                --        6,216,070
      Accrued expenses                                    361,333       469,184
      Other current liabilities                           198,229       478,892
                                                       ----------    ----------
               Total current liabilities               19,407,852    24,915,707

Installment purchase payable - net                 16      55,010        24,540
Long-term loan-net                                 17        --         202,946
                                                       ----------    ----------
               Total liabilities                       19,462,862    25,143,193


Minority interest                                   1     351,964       170,712

Commitments and contingencies                      19

Shareholders' Equity                               18
      Common stock - $0.001 par value.100,000,000
          shares authorized 18,800,000 and 20,250,000
          share issued and outstanding at December 31,
          1996 and 1997,respectively                       18,800        20,250
      Additional paid in capital                       18,962,595    20,848,145
      Retained earnings (Deficit)                     (15,564,597)   (7,629,761)
      Translation adjustments                             510,488    (3,474,340)
                                                       ----------    -----------
               Total shareholders' equity               3,927,286     9,764,294

      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       23,742,112    35,078,199
                                                      ===========    ==========
                                                                0             0

    The accompanying notes are an integral part of the financial statements.

            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME

                                                     Year ended December 31,
                                                   ---------------------------
                                                  Note      1996        1997
                                                            US$         US$

Sales revenue                                          41,869,197    95,996,663

Cost of sales :
     Cost of merchandise sold                       7  14,453,584    38,504,886
     Concession fee                                    20,032,406    34,337,536
                                                       ----------    ----------
           Total cost of sales                         34,485,990    72,842,422
                                                       ----------    ----------

Gross profit                                            7,383,207    23,154,241

Operating expenses :
     Selling expenses
        Sales salaries and welfare                      4,275,589     7,247,795
        Rental and service fee and other expenses
          under the concession agreement                  540,354     1,443,408
        Depreciation                                      180,831       779,002
        Others                                            369,559     1,362,045
                                                       ----------    ----------
          Subtotal                                      5,366,333    10,832,250
      Administrative expenses                             906,746     3,789,022
                                                       ----------    ----------
          Total operating expenses                      6,273,079    14,621,272
                                                       ----------    ----------
Income from operation                                   1,110,128     8,532,969


Other income:
      Interest income - related company            7         --         141,969
      Interest income                                     592,317     1,684,794
      Realized gain on foreign exchange                   464,743     2,434,005
      Unrealized gain on foreign exchange                    --       1,385,203
      Management fee income                        7         --       1,647,548
      Other income                                          5,177       305,788
                                                       ----------    ----------
          Total other revenues                          1,062,237     7,599,307
                                                       ----------    ----------
Other expenses:
      Interest expenses                                   539,337     1,226,176
      Realized loss on foreign exchange                      --       3,252,492
      Unrealized loss on foreign exchange
        due to Baht devaluation                              --       1,625,558
      Unrealized loss on foreign exchange                    --       3,313,213
      Loss in investment in other companies                 2,993        27,503
      Loss in investment in marketable
        securities (trading)                               26,764           --
                                                       ----------    ----------
          Total other expenses                            569,094     9,444,942
                                                       ----------    ----------

Net income before income tax                            1,603,271     6,687,334
Income tax benefit                                  8        --       1,219,387
                                                       ----------    ----------
Net income before minority interest                     1,603,271     7,906,721
Loss shared by minority interest                           39,517        28,115
                                                       ----------    ----------
                                                       ==========    ==========
Net income attributed to common shares                  1,642,788     7,934,836
                                                       ==========    ==========

Weighted average number of common shares
   outstanding                                         18,800,000    19,779,011

Basic earnings per share                                     0.09          0.40



    The accompanying notes are an integral part of the financial statements.

            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     Year ended December 31,
                                                   --------------------------
                                                  Note      1996        1997
                                                            US$          US$

Cash flows from operating activities :
      Net income                                        1,642,788     7,934,836
      Adjustments to reconcile net income to
        net cash provided (used) by operating
        activities
        Depreciation                                      180,831       779,002
        Unrealized loss on foreign exchange                  --       4,938,771
        Unrealized gain on foreign exchange                  --      (1,385,203)
        Provision for damage stock                           --         743,747
        Provision for devaluation in investment
           in other company                                 2,993        27,503
        Provision for devaluation in investment
           in marketable securities                        26,764         --
        Deferred tax assets                                  --        (874,465)
        Minority interest-income statement impact         (39,517)      (28,115)
        Decrease (increase) in operating assets :
           Trade accounts receivable - related
             companies                                       --        (602,115)
           Trade accounts receivable                      (73,335)     (354,010)
           Refundable valued added tax                    (922,619)     (40,909)
           Advance for duty free goods                    (333,711)     333,711
           Advance for office and shop
             improvement                                  (512,888)     512,888
           Advance to related companies                    (74,161)  (2,241,785)
           Advance directors                            (1,876,164)     553,382
           Inventories                                  (6,115,974)  (5,803,278)
           Management fee receivable-related company         --        (789,690)
           Interest receivable                               --        (696,625)
           Other current assets                           (371,782)     (88,983)
        Increase (decrease) in operating liabilities:

           Trade accounts payable-Related companies        216,810     (889,937)
           Trade accounts payable                        6,742,039   (2,969,378)
           Advance from related companies                  685,012     (685,012)
           Leasehold improvements payable                  457,552     (457,552)
           Advance from director                        (2,432,067)        --
           Accrued concession fee                             --      6,216,070
           Accrued expenses                                361,333      107,851
           Other current liabilities                       (49,652)     280,663
        Minority interest-balance sheet impact             394,615     (153,137)
                                                         ---------    ---------
              Net cash provided (used) by operating
                activities                              (2,091,133)   4,368,230
                                                         ---------    ---------



    The accompanying notes are an integral part of the financial statements.

            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

                                                     Year ended December 31,
                                                    ------------------------
                                                   Note     1996        1997
                                                            US$         US$

Cash flows from investing activities :
     Reduction in investment in other
      company                                                4,292      106,599
     Reduction in investment in marketable
      security                                                 897       17,867
      Purchase of fixed assets                          (1,476,670)  (2,430,519)
     Addition in deposit with related
      company                                                    -     (634,961)
     Addition in long-term
      assets                                               (38,573)     (42,469)
                                                         ---------    ---------
                   Net cash provided (used) by
                   investing activities                 (1,510,054)  (2,983,483)
                                                         ---------    ---------

Cash flows from financing activities :
     Proceeds (repayment) in bank
      overdrafts                                           575,267       20,831
     Proceeds (repayment) from bank
      loan                                               3,903,201   (1,072,033)
     Proceeds (repayment) from note
      payable                                            1,749,763   (1,326,456)
     Proceeds (repayment) from installment
      purchase payable                                     118,498      (71,028)
     Proceeds from long-term
      loan                                                       -      208,665
     Capital injection in KPD                            7,360,455            -
     Net proceeds from Regulation S
      issuance                                     18 (d)        -    1,887,000
Translation adjustment                                     125,384   (3,984,828)
                                                        ----------    ---------
                   Net cash provided (used) by
                   financing activities                 13,832,568   (4,337,849)
                                                        ----------    ---------

Effect of exchange rate changes on cash                          -       49,007
Decrease (Increase) in restricted fixed
deposit                                                 (9,547,452)   3,081,772
                                                        ----------    ---------
Net increase in cash and cash equivalents                  683,929      177,677
Cash and cash equivalents-beginning of
years                                                      455,274    1,139,203
                                                        ----------    ---------
Cash and cash equivalents-end of years                   1,139,203    1,316,880
                                                        ==========    =========

Supplemental cash flow information
      Cash paid during the period:
          Interest paid                                    539,337      588,403
          Income taxes paid                                      -            -

      Non-cash transaction:
          Common stock                                           -        1,200

          Additional paid-in capital                             -       (1,200)


    The accompanying notes are an integral part of the financial statements.


            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF CHANGES SHAREHOLDERS' EQUITY
                      YEAR ENDED DECEMBER 31, 1996 AND 1997


                                                         Common Stock
                                                ----------------------------   Additional     Retained       Translation
                                          Note        Shares         Amount    Paid in        Earnings       Adjustments    Total
                                                                               Capital
                                       ----------- ------------    ---------  -----------    -----------     -----------  ----------
                                                                       US$        US$          US$             US$          US$

Balance, January 1, 1996               18 (a) (b)   18,800,000       18,800    11,602,130    (17,207,385)    385,104     (5,201,351)

Initial investment in King Power
Duty Free at 2/26/96                                    --             --       7,360,465        --            --         7,360,465

Net income (loss)                                       --             --         --           1,642,788       --         1,642,788

Translation adjustments                                 --             --         --             --          125,384        125,384
                                                   -----------     ---------   -----------   -----------     ---------   ----------
Balance, December 31, 1996                          18,800,000       18,800    18,962,595    (15,564,597)    510,488      3,927,286


Recapitalization at June 12, 1997      18 (c)        1,200,000        1,200        (1,200)       --            --             --

Regulation S issuance at
August 19, 1997                        18 (d)          250,000          250     1,886,750        --            --         1,887,000

Net income (loss)                                       --             --          --          7,934,836       --         7,934,836

Translation adjustments                                 --             --          --             --      (3,984,828)    (3,984,828)
                                                   ===========     ========    ==========     ==========   =========     ==========
Balance, December 31, 1997                          20,250,000       20,250    20,848,145     (7,629,761) (3,474,340)     9,764,294
                                                   ===========     ========    ==========     ==========   =========     ==========



    The accompanying notes are an integral part of the financial statements.

            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

     King Power International Group Co., Ltd. (formerly Immune America, Inc.) (the Company) is incorporated under the laws of the State of Nevada on July 30, 1985 in pursuance of the research and development of nutritional products to treat malfunctions of body caused by immune deficiencies. The Company began having financial difficulties in early 1988, and subsequently ceased operations and liquidated its assets in the second quarter of that year. Since then through June 12, 1997, the management had kept the Company inactive. The inactive Company was regarded as a development stage company.

     On June 12, 1997, the Company exchanged 18,800,000 shares of its common stock for 99.94% of issued and outstanding common shares of King Power Tax Free Company Limited (formerly J.M.T. Group Company Limited) (KPT thereafter) and 94.95% of the issued and outstanding common shares of King Power Duty Free Company Limited (formerly J.M.T. Duty Free Company Limited) (KPD thereafter). As these two Thailand-based companies are active operating companies, therefore, the Company was no longer a development stage company after June 12 , 1997.

     This exchange of the Company's common stock to the former KPT and KPD shareholders resulted in those former shareholders obtaining a majority voting interest in the Company. Generally accepted accounting principles requires that the company whose stockholders retain the majority interest in a combined business be treated as the acquirer for accounting purpose. Consequently, this transaction has been accounted for as a "reverse acquisition" for financial reporting purpose and KPT and KPD are deemed to have acquired 94% of equity interest in the Company as of the date of acquisition. The relevant acquisition process utilizes the capital structure of Immune Ameica, Inc. and the assets and liabilities of KPT and KPD are recorded at historical cost.

     KPT and KPD are the operating entities for financial reporting purpose, and the financial statements prior to June 12, 1997 represent KPT and KPD's financial position and results of operations. The assets, liabilities and results of operations of both KPT and KPD are included as of June 12, 1997. Although KPT and KPD are deemed to be the acquiring corporations for financial accounting and reporting purpose, the legal status of the Company as the surviving corporation does not change.

     Concurrent with the reverse acquisition, the Company changed its corporate name from Immune America, Inc. to King Power International Group Co., Ltd.

            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     King Power Duty Free Company Limited is a Thailand-based corporation engaged in selling duty free merchandise to the traveling public under the supervision of Thai customs in various stores located in the international terminals of the various airports located in Thailand. KPD holds from the Airports Authority of Thailand a non-exclusive license to operate duty free stores for all stores of this specific nature. For the duty free store operation, KPD is exempt from input value added tax on purchases of merchandise and from output value added tax on sales of merchandise.

     King Power Tax Free Company Limited is a Thailand-based corporation engaged in selling various souvenirs and consumer products in the international and domestic terminals of the various airports located within Thailand to the general public. KPT holds the exclusive operating license granted by the Airports Authority of Thailand for all shops of this specific nature. For the tax free operation, KPT is subject to input value added tax on purchases of merchandise and is exempt from output value added tax on sales of merchandise.

     On October 10, 1997, the Company acquired 4,900 shares of common stock in King Power International Group (Thailand) Company Limited" ("KPG Thai"), equivalent to 49% of the registered capital. KPG Thai was established in Thailand on September 11, 1997 and has registered capital totaling Baht 1 million divided into 10,000 shares of common stock with Baht 100 per shares. KPT acquired 5,093 shares of common stock in King Power International Group (Thailand) Company Limited, equivalent to 50.93% of the registered capital. Ultimately, the Company owns 99.93% of equity interest in King Power International Group (Thailand) Company Limited.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Accounting
     The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America which include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. The consolidated financial statements are presented in U.S. dollars.

     Cash and Cash Equivalents
     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     Merchandise Inventory Valuation

     Merchandise inventory are stated at the lower of cost or market. Costs are determined on a first-in and first-out basis.

            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     Foreign Currency Translation and Transactions
     The financial position and results of operations of the Company's foreign subsidiaries are determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the prevailing exchange rate in effect at each year end. Contributed capital accounts are translated using the historical rate of exchange when capital injected. Income statement accounts are translated at the average rate of exchange during the year. Translation adjustments arising from the use of different exchange rates from period to period are included in the cumulative translation adjustment account in shareholders' equity. Gains and losses resulting from foreign currency transactions are included in operations.

     On July 2, 1997, Thailand government announced the change of foreign currency conversion to a "Managed Float" system resulting in the requirement for business enterprises to adjust the value of assets and liabilities denominated in foreign currencies accordingly thereafter. Consequently, the loss of US$1,625,558 arising from the change of foreign currency conversion under the "Managed Float" system was presented in the consolidated statement of income.

     The  exchange  rates as of  December  31,  1996 and 1997 are $1 = Thai Baht
25.62 and Baht 47.247, respectively. The average rate of exchange during 1996 and 1997 are $1 = Thai Baht 25.4075 and Baht 33.8825, respectively.

     Property, Plant and Equipment
     Property, plant and equipment are stated at cost. Depreciation is computed primarily utilizing the straight-line method over the estimated useful lives of the assets as follows :

                                                   Estimated useful life
                                                       (in years)
                                                   ---------------------
Building...................................................20
Leasehold improvements..................................... 5
Selling office equipment and fixtures...................... 5
Vehicles................................................... 5

     Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Additions and betterment to property and equipment are capitalized. When assets are disposed of, the related cost and accumulated depreciation thereon are removed from the accounts and any resulting gain or loss is included in income statement.

            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     Use of Estimates
     The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. Among the more significant estimates included in these financial statements are the estimated allowance for doubtful accounts receivable and the deferred income tax asset allowance. Actual results could differ from those estimates.

     Revenue Recognition
     The Company recognizes revenue from sales of merchandise at the point of sales.

     Concession Agreement
     According to the concession agreement with Airport Authority of Thailand, King Power Tax Free Co., Ltd. is required to pay concession fee, rental and services fee, and other related expenses at the fixed charges as defined in the agreement.

     According to the concession agreement with Airport Authority of Thailand, King Power Duty Free Co., Ltd. is required to pay concession fee at the fixed percentage of sales but at least equal to the fixed charge as defined in agreement, and pay rental and service fee and other related expenses at the fixed charges as defined in the agreement.

     Accounts Receivable and Concentration of Credit Risk

     The Company's retail businesses are cash flow businesses. Most of sales have taken place with cash receipts or credit card payments. Consequently, the Company usually does not provide any bad debt allowance for doubtful accounts. However, the Company does review its accounts receivable from time to time on case by case basis to determine if any bad debt allowance is necessary at each year end. The Company maintain its cash accounts in high quality financial institutes.

     Investment in Marketable Securities
     The Company accounts for investment in marketable securities as trading category in accordance with the provisions of Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115).

     Under SFAS No. 115, debt securities and equity securities that have readily determinable fair values are to be classified in three categories.

     Held to Maturity - the positive intent and ability to hold to maturity. Amounts are reported at amortized cost and adjusted for amortization of premiums and discounts.

            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     Trading Securities - bought principally for purpose of selling them in the near term. Amounts are reported at fair value with unrealized gains and losses included in other income (expenses).

     Available for Sale - not classified in one of the above categories. Amounts are reported at fair value with unrealized gains and losses excluded from other income (expenses) and reported separately as a component of shareholders' equity.

     Investments in Other Company
     Investment in other companies under 20% of interest was accounted for using the cost method. Provision for diminution in value of the investment was included in the statement of income.

     Fair Value of Financial Instruments
     The carrying amount of cash, trade accounts receivable, notes receivable, trade accounts payable and accrued payable are reasonable estimates of their fair value because of the short maturity of these items. The carrying amounts of the Company's credit facilities approximate fair value because the interest rates on these instruments are subject to change with market interest rates.

     Income Taxes
     The Company accounts for income taxes using the liability method, which requires an entity to recognize deferred tax liabilities and assets. Deferred income taxes are recognized based on the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements which will result in taxable or deductible amounts in future years. Further, the effects of enacted tax laws or rate changes are included as part of deferred tax expenses or benefits in the period that covers the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized.

     The Company does not provide income tax provision on unremitted earnings of its Thailand-based subsidiaries since the Company's intention is to reinvest these earning in their operations.

     Earnings Per Share
     In 1997, Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any diluted effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented and, where applicable, restated to confirm to the requirements of SFAS No. 128.

            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     Accounting for Stock-based Compensation
     In connection with its adoption of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" (SFAS No. 123), the Company will adopt the intrinsic value method of accounting for employee stock options and disclose the pro forma impact on net income and earnings per share as if the fair value -based method had been applied. For equity instruments, including stock options issued to non-employee, including directors, the fair value of the equity instruments or the fair value of the consideration received, whichever is more readily determinable, is used to determine the value of services or goods received and the corresponding charge to operations.

     New Accounting Standards Not Yet Adopted
     In June 1997, Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statements that is displayed with the same prominence as other financial statements.

     Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS No. 131) supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," establishes standards for the way that public enterprises report information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

     Both of these new standards are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Due to the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, they may have on future financial statement disclosures.

     Reclassification of Accounts
     Certain accounts in the 1996 financial statements were reclassified to conform with the 1997 financial statement presentation

            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3 - INVESTMENT IN MARKETABLE SECURITIES (TRADING )

                                                                 1996    1997
                                                                 ----    ----
                                                                  US$    US$

At Cost........................................................ 78,064   42,330

Loss on decline in market value of investment..................(39,032) (21,165)
         Net investment in mutual fund......................... 39,032   21,165
                                                                ======   ======

     On May 23, 1995, King Power Tax Free Co., Ltd. (KPT) acquired 200,000 investment units of Bangkok Metropolitan Fund, equivalent to 10% of the registered fund. Bangkok Metropolitan Fund, a five-years closed-end mutual fund, was established and managed by The Mutual Fund Public Company Limited, and has a registered fund totalling Baht 2,000 million divided into 200 million investment units with par value of Baht 10 each.

     There was no disposal of investment in 1997. The reduction in cost value of investment in US dollar was due to using different exchange rates from year to year.

NOTE 4 - REFUNDABLE VALUE ADDED TAX

     In the Company's  Thailand-based  subsidiaries,  refundable value added tax
(VAT) represents, on a cumulative basis, the excess of input tax (charged by suppliers on purchases of merchandise and services) over the output tax (charged to customers on sales of merchandise and services). Value added tax is levied on the value added at each stage of production and distribution including servicing, generally at the rate of 7% and at the rate of 10% starting at August 16, 1997.

NOTE 5 - ADVANCE TO DIRECTORS

     Advance to directors bears an interest rate ranging from 14.5% to 17.5% per annum and is due on demand.

NOTE 6 - MERCHANDISE INVENTORIES

         Merchandise inventories are summarized as follows :
                                                           1996        1997
                                                           ----        ----
                                                            US$        US$

Merchandise                                               6,752,715  13,673,723
Less : Provision for damaged stock                           -         (533,367)
                                                          ---------------------
                                                          6,752,715  13,140,356
                                                          =========  ==========



            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7 - RELATED PARTY TRANSACTIONS


                                                                    1996       1997
                                                                    ----       ----
                                                                     US$       US$
Trade account receivable - related companies
     Downtown D.F.S. (Thailand) Co., Ltd.                             --       164,104
     King Power International Co., Ltd. (World Trade Center)          --       438,011

Management fee receivable - related company
     Downtown D.F.S. (Thailand) Co., Ltd.                             --     2,174,893

Advance to related companies
     47 Co., Ltd.                                                     --       345,382
     King Power Duty Free (CBO) Ltd.                                  --         9,226
     King Power International Co., Ltd. (World Trade Center)          --     1,961,338
     Downtown D.F.S. (Thailand) Co., Ltd.                           74,161        --

Interest receivable - related companies
     47 Co., Ltd.                                                     --        31,974
     Downtown D.F.S. (Thailand) Co., Ltd.                             --        69,837

Deposit with related company
     Downtown D.F.S. (Thailand) Co., Ltd.                             --       634,961

Trade accounts payable - related company
     Lengle (Thailand) Co., Ltd.                                 1,284,554     310,774
     King Power Duty Free (CBO) Ltd.                               126,141     280,084

Advance from related companies
     Lengle (Thailand) Co., Ltd.                                   390,320        --
     47 Co., Ltd.                                                  177,596        --
     Top China Group Co., Ltd.                                     117,096        --

Management fee income
     Downtown D.F.S. (Thailand) Co., Ltd.                             --     1,647,548

Interest income - related companies
     47 Co., Ltd.                                                     --        44,586
     Downtown D.F.S. (Thailand) Co., Ltd.                             --        97,383

Sales
     Downtown D.F.S. (Thailand) Co., Ltd.                             --       266,862
     King Power international Co., Ltd. (World trade Center)          --       986,528


           KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continues)

NOTE 7 - RELATED PARTY TRANSACTIONS (Continued)

                                                            1996         1997
                                                            ----         ----



Purchasing

     Lengle (Thailand) Co., Ltd.                            528,559     721,673
     King power Duty Free (CBO) Ltd.                        127,196   7,882,021
     Thai Nishigawa International Co., Ltd.                 112,190     278,056
     Thai Sky Travel & Intertrade Co., Ltd.                    -        125,892
     Niji (Thailand) Co., Ltd.                                 -        119,006
Trade accounts payable

     Thai Nishigawa International Co., Ltd.                  45,157      32,077
     Thai Sky Travel & Intertrade Co., Ltd.                    -          1,870
     Niji (Thailand) Co., Ltd.                                 -         19,901
Accrued concession fee
     Airport Authority of Thailand                             -      6,216,070
Concession fee
     Airport Authority of Thailand                       20,032,406  34,337,536
Rental, Service fee and other expenses under concession
  agreement
     Airport Authority of Thailand                          540,354   1,443,408


     Advance to / from related companies represents advance for operation fund. Such advances are interest free in 1996 and bear interest rate ranging from 14.5% to 17.5% per annum in 1997 and are due on demand.

            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8 - DEFERRED INCOME TAX ASSETS

     In Thailand, business enterprises are subject to corporate income tax on their book profits after adjustments made for tax purposes. Provisions for bad debts or inventory obsolescence are not deductible until bad debt or inventory obsolescence actually takes place. The Thailand corporate income tax is levied at the flat rate of 30%. However, the net operating loss can be carried forward and utilized within five years. Accordingly, the income tax benefit using the average exchange rate for income statement account and the deferred income tax asset using current exchange rate for balance sheet account have been determined as follows :

                                                                                   1996          1997
                                                                                   ----          ----
                                                                                   US$           US$
Statement of income
  Current income tax                                                                784,329     2,626,660
  Usage of operating loss carry-forward                                            (784,329)   (2,626,660)
  Deferred income tax asset
    - Temporary difference                                                           20,052       264,166
    - Net operating loss carry-forward                                            4,589,205       955,221
                                                                                 ----------    ----------
                                                                                  4,609,257     1,219,387
  Less : Valuation allowance                                                     (4,609,257)         --
                                                                                 ----------    ----------
                                                                                       --       1,219,387
                                                                                 ==========    ==========
Balance sheet
  Deferred income tax asset                                                            --         874,465
                                                                                 ==========    ==========

     As a result, the effective income tax rate for the subsidiaries is different from the standard income tax rate. The following reconciliation shows the differences between the effective and standard rates.

                                                                                   1996          1997
                                                                                   ----          ----

Standard income tax rate                                                            30.00%         30.00%
Usage of operating loss carry-forward                                              (30.00%)       (30.00%)
Usage of temporary difference                                                       (1.25%)        (3.95%)
Recognition of net operating loss carry-forward                                   (286.24%)       (14.28%)
Less : Valuation allowance                                                         287.49%           --
                                                                                   -------         ------
Effective income tax rate                                                             --          (18.23%)
                                                                                   =======         ======

            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to the net deferred tax assets and liabilities and their approximate tax effects are as follows :

                                                              1996       1997
                                                              ----       ----
                                                              US$        US$

         Provision on damaged stock                              -      223,124
         Provision for devaluation of investment             20,052      41,042
                                                             ------     -------
         Deferred income tax asset - temporary differences   20,052     264,166
                                                             ======     =======

     Also, the net operating losses carry-forward amounts give rise to the deferred income tax assets and their approximate effects are as follows :

         As at December 31, 1996


                                             Loss/(profit)         Loss used       Loss available for future use
           Year        Subsidiaries            incurred              1996               at December 31, 1996
           ----        ------------       ------------------         ----              ---------------------
                                                  US$                 US$                       US$

         1992             KPT                     7,386               (7,386)                   -
         1993             KPT                 7,104,134           (2,607,045)                4,497,089
         1994             KPT                 7,314,276                -                     7,314,276
         1995             KPT                 2,674,781                -                     2,674,781
         1996             KPT                (2,614,431)               -                        -
                          KPD                   811,203                -                       811,203
                                           ------------          ------------             ------------
                                             15,297,349           (2,614,431)               15,297,349
                                           ============           ===========               ==========

         Deferred income tax asset
              -  usage of operating loss carry-forward              (784,329)
                                                                =============
              -  net operating loss carry-forward                                            4,589,205
                                                                                           ===========




            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

         As at December 31, 1997


                                       Loss/(profit)            Loss used          Loss available for future use
           Year      Subsidiaries        incurred            1996          1997        at December 31, 1997
           ----      ------------      -------------         ----          ----        --------------------
                                            US$               US$           US$                 US$

         1992           KPT                 5,538           (5,538)         -                   -
         1993           KPT             5,327,184       (1,954,948)     (3,372,236)             -
         1994           KPT             5,484,763             -         (5,383,298)            101,465
         1995           KPT             2,005,740             -             -                2,005,740
         1996           KPT            (1,960,486)            -             -                   -
                        KPD               608,298             -             -                  608,298
         1997           KPT            (8,755,534)            -             -                   -
                        KPD               468,566             -             -                  468,566
                                     ------------      -----------    ------------          ----------
                                        3,184,069       (1,960,486)     (8,755,534)          3,184,069
                                     ============       ===========     ===========          =========

         Deferred income tax asset
              -  usage of operating loss carry-forward                  (2,626,660)
                                                                        ===========
              -  net operating loss carry-forward                                              955,221
                                                                                           ===========

     No valuation allowance has been provided at December 31, 1997 as the Company has determined that it is more likely than not to realize these deferred income tax assets.

     The difference in net operating loss carry-forward amount in US dollars from 1996 to 1997 was due to using different exchange rates from year to year.




NOTE 9 - INVESTMENTS IN OTHER COMPANIES


                                                                         1996
                                             ------------------------------------------------------------
                                                           Provision for devaluation      Net investments
                                                Cost             of investment          in other companies
                                             ---------     -------------------------    ------------------
                                                 US$                  US$                       US$

International Tourism Promotion
    Co., Ltd.                                  234,192               23,814                  210,378
Top Trade Overseas Promotion
   Co., Ltd.                                    39,032                2,659                   36,373
Global Capital Group Co., Ltd.                   3,903                  779                    3,124
                                             ---------             --------                 --------
         Total                                 277,127               27,252                  249,875
                                             =========             ========                  =======

                                                                            F-19


            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                                                                         1997
                                                           Provision for devaluation      Net investments
                                                Cost             of investment          in other companies
                                                 US$                  US$                       US$

International Tourism Promotion
    Co., Ltd.                                  126,992               12,914                    114,078
Top Trade Overseas Promotion
   Co., Ltd.                                    21,165               21,165                       -
Global Capital Group Co., Ltd.                   2,117                  422                      1,695
                                             ---------              -------                    -------
         Total                                 150,274               34,501                    115,773
                                             =========              =======                    =======


     There was no disposal of investment in 1997 for these three entities. The reduction in cost value of investment in US dollars was due to using different exchange rates from year to year.

     King Power Tax Free Co., Ltd. (KPT) acquired 60,000 shares of common stock in International Tourism Promotion Co., Ltd., on July 5, 1995 an equivalent to 10% of the registered capital. International Tourism Promotion Co., Ltd. was established in Thailand on October 14, 1993, and has registered capital totaling Baht 60 million divided into 600,000 shares of common stock with Baht 100 per share. International Tourism Promotion Co., Ltd. suffered a loss of Baht 534,069 in 1995 and Baht 76,057 in December, 1996, respectively. The amount of loss was determined to be equal to the decline in the net realizable value of the investment and has been reflected in the statement of income for the years ended December 31, 1995 and 1996, respectively. As for the year ended December 31, 1997, no additional provision for devaluation of investment was made as there was no 1997 financial statements available.

     King Power Tax Free Co., Ltd. (KPT) acquired 10,000 shares of common stock in Top Trade Overseas Promotion Co., Ltd., on October 18, 1994 an equivalent to 10% of the registered capital. Top Trade Overseas Promotion Co., Ltd. was established in Thailand on July 13, 1994, and has a registered capital totaling Baht 10 million divided into 100,000 shares of common stock with Baht 100 per share. Top Trade Overseas Promotion Co., Ltd. suffered a loss of Baht 68,125 in 1994. The amount of loss was determined to be equal to the decline in the net realizable value of the investment and has been reflected in the statement of income for the year ended December 31, 1994. As for the year ended December 31, 1995 and 1996, no additional provision for devaluation of investment was made as there was no 1995 and 1996 financial statements available. However, the additional loss has been set up covering full amount of total investment in 1997.

            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     King Power Tax Free Co., Ltd. (KPT) acquired 10,000 shares of common stock in Global Capital Group Co., Ltd., on July 20, 1995 an equivalent to 1% of the registered capital. Global Capital Group Co., Ltd. was established in Thailand on June 14, 1994, and has a registered capital totaling Baht 10 million divided into 1,000,000 shares of common stock with Baht 10 per share. Global Capital Group Co., Ltd. suffered a loss of Baht 19,955 in 1995. The amount of loss was determined to be equal to the decline in the net realizable value of the investment and has been reflected in the statement of Income for the year ended December 31, 1995. As for the year ended December 31, 1996 and 1997, no additional provision for devaluation of investment was made as there was no 1996 and 1997 financial statements available.

NOTE 10 - PROPERTY, PLANT AND EQUIPMENT - NET

                                              1996           1997
                                              ----           ----
                                               US$            US$

Land                                             --         111,753
Building                                         --         109,375
Construction in process                          --         354,486
Leasehold improvements                      1,097,040     2,334,382
Selling office equipment and fixtures         851,627       983,794
Vehicles                                      221,308       294,023
                                           ----------    ----------
     Total acquisition cost                 2,169,975     4,187,813
Less:  accumulated depreciation              (419,040)     (785,361)
                                           ----------    ----------
     Net book value                         1,750,935     3,402,452
                                            ==========    ==========

NOTE 11 - RESTRICTED FIXED DEPOSITS

     The Company's Thailand-based subsidiaries made restricted fixed deposits as guarantee with a commercial bank for bank credit facilities of subsidiaries and a related company (Bank overdraft, Letter of Credit, Trust receipt) and for the issuance of letter of guarantee required under an agreement with the Airports Authority of Thailand with which King Power Tax Free Co., Ltd. was granted for the exclusive operating license and King Power Duty Free Co., Ltd. were granted non-exclusive operating license to sell merchandise and souvenirs, and to rent the commercial space to carry out such activities in the International Airport of Thailand. Such fixed deposits are term deposits (ranging from 3 months to 12 months) with the bank which bear interest at rates varying from 9.25% to 11.25% per annum.

            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12 - DEPOSIT WITH A RELATED COMPANY

     King Power Duty Free Co., Ltd. (KPD) made a deposit in 1997 with a related company namely Downtown D.F.S (Thailand) Co., Ltd. (DDC) for using credit facilities of Baht 100 million from a financial institute which is guaranteed by DDC.

NOTE 13 - BANK OVERDRAFT

     The Company obtained from a commercial bank an overdraft facility of Baht 25 million which bears interest at the Bank's MOR plus 1% per annum, and is guaranteed by a director of the Company and the pledged fixed deposit. For the year ended December 31, 1996, the average rate of MOR (Minimum Overdraft Rate) was 14.25% per annum and for the year ended December 31, 1997, the MOR was varying from 15.5% to 24% per annum.

NOTE 14 - BANK LOAN
                                 1996        1997
                                 ----        ----
                                 US$         US$

          Trust receipt             --     3,143,323
          Short-term loan      3,903,201   1,693,229
                               ---------   ---------
                               3,903,201   4,836,552
                               ---------   ---------

     Trust receipt incurred by King Power Duty Free Co., Ltd. (KPD) bears interest at the rates varying from 12.50% to 19.50% and is guaranteed by the aforementioned fixed deposit, KPD's land, and two directors of KPD together with a related company.

     King Power Tax Free Co., Ltd. (KPT) has a short-term loan with a local bank for Baht 100 million which bears interest at the Bank's MLR plus 1.5% per annum. The repayment schedule is by ten installments of Baht 10 million, starting from November, 1996. The short-term loan is guaranteed by two directors of KPT together with a related company, and one million shares of King Power Duty Free Co., Ltd.'s stock (at a par value of Baht 100 per share, totaling Baht 100 million)

     For the year ended December 31, 1996 and 1997, the average rate of MLR (Minimum Loan Rate), were 14.25% per annum and 17% per annum, respectively.

            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15 - NOTES PAYABLE

     At December 31, 1996 and 1997 King Power Tax Free Co., Ltd. (KPT) issued a 30-day promissory note payable to a local commercial bank, which bears interest at rates varying from 13% to 14.25% per annum and 14% to 22% per annum, respectively.

NOTE 16 - INSTALLMENT PURCHASE PAYABLE - NET

     Installment purchase payable incurred from the purchase of vehicles of King Power Duty Free Co., Ltd. (KPD). Repayment periods are composed of 36 monthly installments of Baht 11,285 per payment including interest at the rate of 9% per annum for each seven vehicles, respectively.

                                                            1996        1997
                                                            US$         US$

Installment purchase payable                               118,498      47,470
Less : Current portion of installment purchase payable     (63,488)    (22,930)
                                                          --------    --------
Installment purchase payable - net                          55,010      24,540
                                                          ========    ========

NOTE 17 - LONG-TERM LOAN - NET

                                                            1996        1997
                                                            US$         US$

Long-term loan                                                -        208,665
Less : Current portion of long-term loan                      -         (5,719)
                                                              -        -------
Long-term loan - net                                          -        202,946
                                                          ========     =======

     In 1997 King Power Duty Free Co., Ltd. (KPD ) obtained a long-term loan from a local financial institution of Baht 10 million which bears an interest rate of 13.5% per annum. The repayment schedule is composed of 76 monthly installments of Baht 129,840 per payment (including interest), starting from March 4, 1997. The long-term loan is collateralized by KPD's properties and guaranteed by a director of KPD.

            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18 - SHAREHOLDERS' EQUITY

     (a) Per the reverse acquisition agreement, the two Thailand-based companies together shall receive a total of 18,800,000 shares of common stock of Immune
America, Inc. which represented 94% of equity interest as of the date the reverse acquisition agreement was effective. Therefore, the 18,800,000 shares were assumed to be issued and outstanding as of January 1, 1996 for the purpose of presenting comparative financial statements.

     (b) Per reverse acquisition agreement, 752,000 shares out of the total 18,800,000 shares were put in escrow as the agreement stipulates that the new management shall have financial statements as of December 31, 1997 prepared in accordance with U.S. GAAP by a clearly defined date or have reached certain criteria of financial performance measurement. If the new management fails to satisfy either one condition, the 752,000 shares shall be released to a financial consulting company which was a signing party of the reverse acquisition agreement.

     (c) Per the reverse acquisition agreement, the other 4% of equity interest were represented by 1,200,000 shares of common stock as of June 12, 1997 when the reverse acquisition was effective. These 1,200,000 shares of common stock were represented by the following components:

                                                                Additional
                                          Common Stock            Paid-in      Retained      Treasury
                                     Shares         Amount        Capital      Earnings       Stock        Total
                                  ----------------------------------------------------------------------------------
Beginning Balance at 12/31/96           275,316            275       151,186     (143,833)      (6,000)       1,628
Form S-8 issuance at 5/8/97             924,684            925        69,717                                 70,642
Reissuing of treasury stock                                                                       6,000       6,000
Net loss at 6/12/97                                                               (78,270)                  (78,270)
                                  ----------------------------------------------------------------------------------
Total shareholders' equity            1,200,000          1,200       220,903     (222,103)            0           0
                                  ==================================================================================


     (d) On August 18, 1997, the Company issued 250,000 shares of its common stock to two foreign entities for 125,000 shares per entity at US$ 8 per share with net proceeds of US$1,887,000. Both entities are located in Taipei, Taiwan, Republic of China. Among the newly issued shares, 125,000 shares were placed in escrow until May 1, 1998, subject to an additional payment of $4.00 per share on the total of 250,000 shares issued or $1,000,000, in the event that the earnings per share for the Company are higher than a certain amount per share for the calendar year ended December 31, 1997. If the earnings per share are below the certain amount per share, then the shares under escrow are to be released to the purchasers without further consideration. No underwriter or placement agent was used. The issuance was conducted pursuant to Regulation S promulgated under the United States Securities Act of 1933, as amended.

            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19 - COMMITMENTS AND CONTINGENT LIABILITIES

     In order to obtain the necessary rights to operate at the international and domestic airports in Thailand, King Power Tax Free Co., Ltd. and King Power Duty Free Co., Ltd. entered into various agreements with the Airports Authority of Thailand to operate at the international and domestic airports and to rent office space.

     Both of KPD and KPT are required to pay concession fee, rental and service fees, property tax, and other expenses under the aforementioned agreements with the Airports Authority of Thailand. A summary of the concession and rental fees payable for the remaining periods of the agreements are as follows:

                            King Power Tax Free Co., Ltd.                     King Power Duty Free Co., Ltd.
                      ----------------------------------------         -----------------------------------------
                                            Rental and Service                                Rental and Service
 Year                 Concession fee         and other expense         Concession fee         and other expenses
 ----                 --------------        ------------------         --------------         ------------------
                                (US$ in Million)                                  (US$ in Million)

1998                        12.75                   0.47                    14.29                   0.72
1999                        13.42                   0.50                    14.82                   0.72
2000                        14.15                   0.50                    15.34                   0.72
2001                        15.02                   0.50                    15.87                   0.72
2002                        15.98                   0.50                       -                      -




     Lease commitments
     As of December 31, 1997, King Power  International Group (Thailand) Company
Limited. (KPG Thailand) has a leasing commitment under a non-cancelable operating lease agreement in excess of one year as follows:

                  Year ended December 31,                                  Rental Charges          Service Fee
                  -----------------------                                  --------------          -----------
                                                                                 US$                   US$

                           1998                                                102,545               133,031
                           1999                                                102,545               133,031
                           2000                                                 85,454               110,859


            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     Letter of bank guarantee

     As of December 31, 1996 and 1997, King Power Tax Free Co., Ltd. and King Power Duty Free Co., Ltd. were contingently liable for bank guarantees totalling US$ 23.25 million and US$ 12.14 million, respectively, issued in favor of the Excise Department and the Airports Authority of Thailand as a performance bond.

          Unused letter of credits
          As of December 31, 1996 and 1997, King Power Tax Free Co., Ltd. and King Power Duty Free Co., Ltd. has the unused letters of credit amounting to US$ 2.73 million and US$ 0 million , respectively.

       Installment Purchase Obligation

                                                        1996            1997
                                                        ----            ----
                                                         US$             US$

       1997                                            63,488             -
       1998                                            30,148           22,930
       1999                                            24,862           22,930
       2000                                              -               1,610
                                                      -------          -------
Total                                                 118,498           47,470
                                                      =======          =======

Long-term Loan Installment Payments

                                                        1996            1997
                                                        ----            ----
                                                         US$             US$
       1997                                              -               -
       1998                                              -               5,719
       1999                                              -               6,528
       2000                                              -               7,453
       2001                                              -               8,508
       2002                                              -               9,712
Thereafter                                               -             170,745
                                                     -------           -------
Total                                                    -             208,665
                                                     =======           =======


            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 20 - SEGMENT FINANCIAL INFORMATION


                                                              For the year ended December 31, 1996
                                            -----------------------------------------------------------------------
                                            Duty Free             Tax Free                 All
                                              Retail               Retail                 Other         Totals
                                            ---------             -----------           ---------      ------------
                                                US$                  US$                   US$            US$
Segment Information

Revenue from external customers                 -                  41,869,197              -             41,869,197
Intersegment revenue                            -                     -                    -                -
Cost of merchandise sold                        -                  14,446,951              -             14,446,951
Concession fees                                 -                  20,032,406              -             20,032,406
Gross profit                                    -                   7,389,840              -              7,389,840
Interest income                              155,763                  436,554              -                592,317
Interest expenses                             27,006                  512,331              -                539,337
Segment net income (loss)                   (811,203)               2,414,474              -              1,603,271
Segment total assets                      14,390,877                9,351,235              -             23,742,112
Expenditures for segment assets            1,167,524                  303,555              -              1,471,079


                                                                                      Long - Lived
                                                                   Revenue               Assets
                                                                     US$                   US$
                                                               ------------           ------------
Geographical Information

Bangkok                                                          41,869,197              2,162,737
Southern Thailand region                                             -                       7,238
                                                               ------------             ----------
         Total                                                   41,869,197              2,169,975
                                                                 ==========              =========



            KING POWER INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)



                                                              For the year ended December 31, 1997
                                          -------------------------------------------------------------------------
                                            Duty Free             Tax Free                 All
                                              Retail               Retail                 Other         Totals
                                          -----------             -----------          ---------        -----------
                                                US$                  US$                   US$            US$

Segment Information

Revenue from external customers           59,629,341               36,367,322              -             95,996,663
Intersegment revenue                          -                       -                    -                -
Cost of merchandise sold                  25,582,550               12,922,336              -             38,504,886
Concession fees                           17,790,212               16,547,324              -             34,337,536
Gross profit                              16,256,579                6,897,662              -             23,154,241
Management fee                                -                     1,647,548              -              1,647,548
Interest income                              975,259                  851,504              -              1,826,763
Interest expenses                            643,095                  583,081              -              1,226,176
Segment net income (loss)                  1,700,926                6,992,615            (786,820)        7,906,721
Segment total assets                      20,170,515               12,512,018           2,395,666        35,078,199
Expenditures for segment assets            1,404,623                  295,899             317,316         2,017,838


                                                                                      Long - Lived
                                                                   Revenue               Assets
                                                                 ----------           ------------
                                                                     US$                   US$

Geographical Information

Bangkok                                                          93,605,830             4,129,640
Northern Thailand region                                            456,568                33,987
Southern Thailand region                                          1,934,265                24,186
                                                                -----------             ---------
         Total                                                   95,996,663              4,187,813
                                                                 ==========              =========


                                  Exhibit 21.1


                    KING POWER INTERNATIONAL GROUP CO., LTD.
                          SIGNIFICANT SUBSIDIARIES AND
                         JURISDICTIONS OF INCORPORATION



Name                      Jurisdiction of Incorporation        Percentage Owned



King Power Tax Free
Company Limited                  Thailand                            99.94%



King Power Duty Free
Company Limited                  Thailand                            94.95%



King Power International Group
(Thailand) Co., Ltd.             Thailand                            99.93%